UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/07/2007

FLIR Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21918

Oregon	93-0708501
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

27700A SW Parkway Avenue, Portland, Oregon 97070
(Address of principal executive offices, including zip code)

(503) 498-3547
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

    On November 7, 2007, the U.S. District Court for the District of Oregon dismissed for lack of standing four consolidated derivative lawsuits that were pending against certain current and former officers, directors, and employees of FLIR Systems, Inc. ("the Company"). The consolidated complaint alleged the backdating of certain stock options granted at various times between 1996 and 2001.

    As previously disclosed, in late 2006 the Company's Board of Directors ("the Board") appointed a Special Committee of outside directors to investigate the Company's historical option granting practices and related accounting treatment. The Special Committee conducted an investigation with the assistance of independent legal counsel and independent forensic accountants. Following the completion of its investigation and its report to the Board, the Special Committee sought the advice and assistance of its independent legal counsel in evaluating the nature, strength, and expense of pursuing any claims based on the findings of the investigation. After its evaluation, the Special Committee recommended that the Board not pursue litigation of these claims. Based on the Special Committee's recommendation and the exercise of the Board's own business judgment, the directors voted to approve and adopt the Special Committee's recommendation.

    Another lawsuit filed on behalf of the Company in early August 2007 and raising the same issues asserted in the dismissed consolidated complaint is still pending.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR Systems, Inc.

Date: November 13, 2007	By:	/s/ Stephen M. Bailey
Stephen M. Bailey
Senior Vice President, Finance and Chief Financial Officer